Exhibit 99.1
FINAL
VistaCare Reports Fiscal Second Quarter 2007 Results
Company Creates Special Committee to Review All Strategic Alternatives; Hires Investment Bank RA
Capital Advisors
SCOTTSDALE, Ariz., May 9, 2007—VistaCare, Inc. (Nasdaq: VSTA), a leading provider of hospice services in the United States, today reported results for the fiscal second quarter ended March 31, 2007. The Company’s Board of Directors also announced the formation of a Special Committee to review all strategic alternatives, and the engagement of RA Capital Advisors to advise the Special Committee.
Second Quarter Operating Results
Net patient revenue for the quarter was $59.0 million, a 5.5% increase from net patient revenue of $55.9 million for the quarter ended March 31, 2006. The Company reported a net loss of $3.2 million, or $0.19 per share, for the fiscal second quarter compared with a net loss of $2.0 million, or $0.12 per share, for the second quarter of fiscal 2006.
On a pro forma basis, the Company generated a net loss of $2.5 million, or $0.15 per share compared to a pro forma net loss of $3.2 million, or $0.19 per share for the second quarter of fiscal 2006, in each case excluding one time charges and adjustments. Please see attached table in supplemental financial information for pro forma net income reconciliation.
“The second quarter produced some positive operating trends, most notably a seven percent sequential increase in admissions, a continued reduction in our projected Medicare Cap expense and restructuring initiatives that began to produce improvements, albeit with significant up-front costs,” said Richard R. Slager, Chairman and CEO. “Although our operating results for the second quarter were disappointing and unacceptable, the long term benefit of our restructuring program warrants even greater emphasis. As a result, we are implementing a number of new and important strategic and operational initiatives.”
Review of Strategic Alternatives
Based on its conclusion that maximization of shareholder value requires a thorough and objective analysis of all strategic alternatives, the VistaCare Board of Directors has established a Special Committee to oversee the strategic alternatives review process. The Special Committee is chaired by

Pete Klisares, the Company’s lead independent director, and includes three additional independent directors.
On behalf of the Special Committee, Mr. Klisares stated, “Our Board of Directors and our management team are unified in their commitment to deliver value to our shareholders, while continuing to provide high quality care to our patients and their families. Our committee has retained RA Capital Advisors (formerly Relational Advisors), a firm whose heritage is assisting companies in value creation and unlocking that value for shareholders. We have begun working with RA Capital Advisors and have requested that they engage in dialogue with our shareholders to gain their input and perspectives. This input will be carefully considered by the Board and management as we assess all strategic alternatives.”
Mr. Slager added, “The management team fully supports this strategic review and looks forward to working closely with the committee and RA Capital Advisors to maximize shareholder value.”
Restructuring Initiatives
During the fiscal second quarter, VistaCare closed four underperforming programs and one inpatient unit (IPU). These actions, combined with SG&A expense reductions, are expected to result in approximately $11 million in annualized cost savings. The impact of these cost reduction efforts was substantially offset by a decline in patient census at the remaining programs due to increased competition in key growth markets, and higher patient care costs attributable primarily to industry-wide care giver compensation increases and higher pharmaceutical costs.
Mr. Slager added, “We are encouraged by the increasing number of programs now meeting or exceeding targeted EBITDA margins and the reduction in the number of underperforming programs. We are continuing to address the limited number of underperforming programs in consultation with our Special Committee process and will either improve their performance or initiate their consolidation, sale or closure within the next 90 days. We are taking a very hard look at our SG&A costs and have already identified an additional $4 to $5 million in annual cost reductions that are capable of being implemented during the fiscal third quarter of 2007.”
Second Quarter Operations Review
In the second quarter of fiscal 2007, net patient revenue of $59.0 million reflected a 3.4% increase in the Medicare reimbursement rate, effective October 1, 2006, and an increase in inpatient days, which have a higher per diem reimbursement rate. These increases were partially offset by a 0.7% decrease in the average daily census (ADC) as compared to the prior year’s second fiscal quarter. The results for the recent second quarter also included a $1.2 million reduction in patient revenue for Medicare Cap, which was approximately the same amount recorded in the second quarter of the prior fiscal year.
Patient care expenses increased 7.3% from the second quarter of fiscal 2006 to $40.1 million, primarily reflecting higher salary expense as noted above. SG&A expenses increased 2.3% to $21.3 million, largely due to restructuring costs. Excluding restructuring expenses in the second quarter of fiscal 2007 of $1.0 million for severance, early lease terminations and fixed asset write-offs, SG&A expense was $20.3 million versus $20.8 million in the second quarter of fiscal 2006. For comparative purposes, the fiscal second quarter 2006 pro forma net loss of $3.2 million excludes a $1.3 million tax benefit due to a valuation allowance for deferred taxes that the Company recorded pursuant to SFAS 109 at the end of fiscal 2006.

The Company reported cash and cash equivalents of $23.2 million, short-term investments of $20.6 million and had no outstanding debt at March 31, 2007.
Key Operating Metrics

	2Q07	2Q06	1Q07
Average Daily Census	5,053	5,091	5,184
Ending Census	5,125	5,201	5,154
Patient days	454,803	458,183	476,971
In-patient days	6,748	4,941	5,936
Admissions	4,333	4,435	4,043
Average Length of Stay	116	110	107
Median Length of Stay	30	28	29
Conference Call
VistaCare will host a conference call and webcast on Thursday, May 10, 2007 at 11:00 a.m. Eastern Time (8:00 a.m. Pacific) to discuss VistaCare’s fiscal second quarter results and recent corporate developments. The dial-in number for the conference call is 800-366-7449 for domestic participants and 303-262-2175 for international participants. A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion. The replay will remain available through Midnight Eastern Time on Thursday, May 24 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using pass code 11088123#. To access the live webcast of the call, go to VistaCare’s website at www.vistacare.com and click on Investor Relations. An archived webcast will also be available on VistaCare’s website.
Use of Non-GAAP Financials
In addition, to supplement the GAAP financial information, we have provided non-GAAP net income and earnings per share information. The second quarter of fiscal 2007 pro forma net loss excludes restructuring expenses of $1.0 million for severance, early lease terminations and fixed asset write-offs. The second quarter of fiscal 2006 pro forma net loss excludes a $1.3 million tax benefit due to a valuation allowance for deferred taxes that the Company recorded pursuant to SFAS 109 at the end of fiscal 2006. We are providing this information because we believe doing so provides a more meaningful and consistent comparison of our ongoing operating results compared with historical results. A table reconciling the GAAP financial information to non-GAAP information is included in the tables accompanying today’s release.
About VistaCare
VistaCare is a leading provider of hospice services in the United States. Through interdisciplinary teams of physicians, nurses, home healthcare aides, social workers, spiritual and other counselors and volunteers, VistaCare provides care primarily designed to reduce pain and enhance the quality of life of terminally ill patients, most commonly in the patient’s home or other residence of choice.

Forward-Looking Statements
Certain statements contained in this press release and the accompanying tables, including statements with respect to VistaCare’s anticipated growth in net patient revenue, organic patient census and diluted earnings per share, or ability to effect improvements in operational performance or consummate strategic initiatives, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “hope,” “anticipate,” “plan,” “expectations,” “forecast,” “goal,” “targeted” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. VistaCare does not undertake and specifically disclaim any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause VistaCare’s actual results to differ from those expressed in such forward-looking statements. These risks and uncertainties arise from, among other things, possible changes in regulations governing the hospice care industry, periodic changes in reimbursement levels and procedures under Medicare and Medicaid programs, difficulties predicting patient length of stay and estimating potential Medicare reimbursement obligations, patient discharge rate, challenges inherent in VistaCare’s growth strategy, the current shortage of qualified nurses and other healthcare professionals, VistaCare’s dependence on patient referral sources, the ability to grow patient census in the future, the successful closing of business transactions or other strategic initiatives and other factors detailed under the caption “Factors that May Affect Future Results” or “Risk Factors” in VistaCare’s most recent report on form 10-K and its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on such forward-looking statements and there are no assurances that the matters contained in such statements will be achieved.

Company Contact:	Investor Contacts:	Media Contacts:
Henry Hirvela	Doug Sherk/Jenifer Kirtland	Steve DiMattia
Chief Financial Officer	EVC Group	EVC Group
(480)648-4545	(415)896-6820	(646) 201-5445
ir@vistacare.com	dsherk@evcgroup.com	sdimattia@evcgroup.com
(Tables to follow)

VISTACARE, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share information)

	March 31,	September 30,
	2007	2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$23,233	$21,583
Short-term investments	20,553	19,148
Patient accounts receivable (net of allowance for denials of $2,237 and $1,502 at March 31, 2007 and September 30, 2006, respectively)	26,572	27,600
Patient accounts receivable — room & board (net of allowance for denials of $822 and $692 at March 31, 2007 and September 30, 2006, respectively)	8,532	9,662
Prepaid expenses and other current assets	5,372	4,653
Tax receivable	1,360	1,375

Total current assets	85,622	84,021
Fixed assets, net	6,090	6,409
Goodwill	24,002	24,002
Other assets	2,696	5,360

Total assets	$118,410	$119,792

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,505	$2,591
Accrued expenses and other current liabilities	27,037	28,116
Accrued Medicare Cap	12,311	9,849

Total current liabilities	40,853	40,556
Deferred tax liability-non-current	1,210	1,144
Stockholders’ equity:
Class A Common Stock, $0.01 par value; authorized 33,000,000 shares; 16,747,851 and 16,610,500 shares issued and outstanding at March 31, 2007 and September 30, 2006, respectively.	167	166
Additional paid-in capital	111,448	110,378
Accumulated deficit	(35,268)	(32,452)

Total stockholders’ equity	76,347	78,092

Total liabilities and stockholders’ equity	$118,410	$119,792

VISTACARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share information)

	Three Months Ended			Six Months Ended
	March 31,	Dec. 31,	March 31,	March 31,
	2007	2006	2006	2007	2006
Net patient revenue	$58,975	$60,983	$55,888	$119,958	$115,561
Operating expenses:
Patient care	40,088	40,108	37,317	80,196	73,238
Sales, general and administrative	21,293	20,922	20,855	42,216	41,052
Depreciation	608	600	625	1,208	1,239
Amortization	257	372	651	628	1,299
Gain on sale of hospice program	—	(1,105)	—	(1,105)	—

Total operating expenses	62,246	60,897	59,448	123,143	116,828

Operating (loss) income	(3,271)	86	(3,560)	(3,185)	(1,267)
Non-operating income (expense):
Interest income	397	444	370	840	679
Other expense	(153)	(71)	(146)	(224)	(240)

Total non-operating income	244	373	224	616	439

Net (loss) income before income taxes	(3,027)	459	(3,336)	(2,569)	(828)
Income tax expense (benefit)	180	68	(1,320)	248	(279)

Net (loss) income	$(3,207)	$391	$(2,016)	$(2,817)	$(549)

Net (loss) income per share:
Basic net (loss) income per share	$(0.19)	$0.02	$(0.12)	$(0.17)	$(0.03)

Diluted net (loss) income per share	$(0.19)	$0.02	$(0.12)	$(0.17)	$(0.03)

Weighted average shares outstanding:
Basic	16,736	16,650	16,399	16,693	16,383

Diluted	16,736	17,012	16,399	16,693	16,383

VISTACARE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Six Months Ended
	March 31,
	2007	2006
Operating activities
Net loss	$(2,817)	$(549)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	1,208	1,239
Amortization	628	1,299
Share-based compensation	939	1,024
Deferred income tax expense (benefit)	66	(290)
Gain on sale of hospice program assets	(1,105)	—
Loss on disposal of assets	140	146
Changes in operating assets and liabilities:
Patient accounts receivable, net	2,095	(6,474)
Prepaid expenses and other	(376)	136
Payment of Medicare Cap assessments — decrease in accrued Medicare Cap	(164)	(6,121)
Increase in accrual for Medicare Cap	2,626	2,396
Accounts payable and accrued expenses	(2,653)	(3,320)

Net cash provided by (used in) operating activities	587	(10,514)
Investing activities
Short-term investments purchased	(9,515)	(2,076)
Short-term investments sold	8,110	1,740
Purchases of equipment	(797)	(2,241)
Internally developed software expenditures	—	(215)
Proceeds from sale of hospice program assets	1,200	—
Decrease in other assets	1,933	560

Net cash provided by (used in) investing activities	931	(2,232)
Financing activities
Proceeds from issuance of common stock from exercise of stock options and employee stock purchase plan	132	184

Net cash provided by financing activities	132	184

Net increase (decrease) in cash and cash equivalents	1,650	(12,562)
Cash and cash equivalents, beginning of period	21,583	25,962

Cash and cash equivalents, end of period	$23,233	$13,400

Cash and cash equivalents and short-term investments, end of period	$43,786	$41,149

Proforma Net Income and Earning Per Share with Adjustments
(in thousands, except per share information)

	Q2		Q1		Q2
	FY07		FY07		FY06
Published Net (Loss)/Income and EPS	$(3,207)	(0.19)	$391	0.02	$(2,016)	(0.12)
Adjustments:

Severance & Closure Costs	1,036		155		138

Gain on Sale of Cincinnati			(1,105)
Deferred Tax Asset Valuation Allowance*					(1,250)

Tax Effect*	(363)		333		(48)

Adjusted Net Income/EPS (tax adjusted)	$(2,534)	(0.15)	$(227)	(0.01)	$(3,176)	(0.19)

*	These numbers are management’s estimates.